Exhibit 12.1

TANGER FACTORY OUTLET CENTERS, INC.
RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

	Three months ended
	March 31,
	2011	2010
Earnings:
Income before equity in losses of unconsolidated joint ventures, noncontrolling interests and discontinued operations	$10,849	$3,070
Add:
Distributed income of unconsolidated joint ventures	62	301
Amortization of capitalized interest	127	120
Interest expense	10,325	7,948
Portion of rent expense - interest factor	468	404
Total earnings	21,831	11,843

Fixed charges:
Interest expense	10,325	7,948
Capitalized interest and capitalized amortization of debt issue costs	241	209
Portion of rent expense - interest factor	468	404
Total fixed charges	$11,034	$8,561

Ratio of earnings to fixed charges	2.0	1.4

Earnings:
Income before equity in losses of unconsolidated joint ventures, noncontrolling interests and discontinued operations	$10,849	$3,070
Add:
Distributed income of unconsolidated joint ventures	62	301
Amortization of capitalized interest	127	120
Interest expense	10,325	7,948
Portion of rent expense - interest factor	468	404
Total Earnings	21,831	11,843

Fixed charges and preferred share dividends:
Interest expense	10,325	7,948
Capitalized interest and capitalized amortization of debt issue costs	241	209
Portion of rent expense - interest factor	468	404
Preferred share dividends	—	1,406

Total combined fixed charges and preferred share dividends	$11,034	$9,967

Ratio of earnings to combined fixed charges and preferred share dividends	2.0	1.2